Exhibit 23.1

We consent to the inclusion in the Registration Statement (Post Effective Amendment to Form S-1) of OICco Acquisition I, Inc. of our reports for its subsidiary, Liberty Electric Cars Limited, dated September 30, 2011, with respect to its balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for its second subsidiary, Imperial Automotive Group, Inc., dated November 2, 2011, with respect to its balance sheet as of October 15, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception on October 12, 2011 to October 15, 2011 to be included in this Registration Statement (Post Effective Amendment to Form S-1).

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
November 29, 2011 ___________________________________
Date